We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-48389 and 33-61201) pertaining to the Crowley, Milner and Company 1992 Incentive Stock Plan, in the Registration Statement (Form S-8 No. 33-61203) pertaining to the Crowley, Milner and Company 1995 Non-Employee Director Stock Option Plan, and in the Registration Statement (Form S-8 No. 33-61207) pertaining to the Crowley, Milner and Company Profit Sharing Plan, of our report dated April 5, 1996, with respect to the financial statements and schedule of Crowley, Milner and Company included in its Annual Report on Form 10-K for the year ended February 3, 1996.


                                      ERNST & YOUNG LLP

Detroit, Michigan
April 29, 1996